SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 28, 2011

BIOTIME, INC.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sales of Equity Securities.

The shares issued in the transaction described in Item 8.01 below were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration under Sections 4(2).  We have agreed to file a registration statement to register these shares for sale under the Securities Act.

Section 8 - Other Events

Item 8.01 - Other Events.

On January 28, 2011, we acquired substantially all of the assets of Cell Targeting, Inc., a company that was engaged in research in regenerative medicine.  The technology acquired from Cell Targeting, includes certain patents and patent licenses for the use of peptides selected for their ability to adhere to diseased tissues.  By coating or “painting” these peptides onto the surfaces of therapeutic cells using techniques that do not modify the cell physiology, BioTime and its subsidiaries may produce tissue-specific and disease-specific cell modification agents capable of taking cell therapy products to an improved level of performance.  The assets acquired consist primarily of patents, patent applications, and licenses to use certain patents held by the Sanford-Burnham Medical Research Institute.  We issued 261,959 of our common shares and paid Cell Targeting $250,000 in cash to acquire the assets.  The assets may be used by our subsidiaries such as OncoCyte Corporation, which is developing cellular therapeutics for the treatment of cancer using vascular progenitor cells engineered to destroy malignant tumors.

OncoCyte’s Research and Development Program

The progression of human solid tumors almost always requires the development of a support network of blood vessels to provide nutrients to the expanding tumor mass.  As tumors grow, this nutrient supply becomes critical and as such, the developing tumor vasculature affords an attractive target for anti-cancer therapeutics.  Drugs targeting the growth of blood vessels have shown some efficacy in specific cancer applications, however, there is clear need for additional therapeutic approaches that can be used to treat advanced, metastatic cancers.  Our research efforts at OncoCyte intend to develop a new class of cellular therapeutics that would specifically target the development of tumor vasculature in advanced cancers as an entry point for the delivery of regulated tumoricidal activities.

OncoCyte’s R&D programs are focused on the development of reproducible protocols to manufacture the vascular progenitor cells from human embryonic stem (hES) and induced pluripotent (iPS) cells. OncoCyte has developed a derivation protocol that can reproducibly produce populations of vascular progenitor cells with purity and efficiencies that appear to surpass any published data.  Importantly, OncoCyte’s methods appear to be compliant with commercial manufacturing processes.  OncoCyte has expanded and banked large numbers of vascular progenitor cells derived from multiple hES cell lines, including clinical-grade stem cells provided by our subsidiary ES Cell International Pte Ltd.

In concert with the protocol development, OncoCyte has established a broad range of support assays to monitor and measure vascular progenitor cell differentiation processes.  These tools have allowed OncoCyte to begin in vivo experiments monitoring the incorporation of endothelial cells into developing mouse vasculature, and most recently, incorporation into the developing vasculature of human tumor xenografts.  OncoCyte has also performed research on transgenes that may allow the cells to destroy tumors.  In this strategy, the engineered vascular progenitor cells will be injected into the circulation of an animal bearing a human tumor graft and the incorporation of the cells into the tumor and the safety and efficacy of the cells in specifically destroying tumors will be studied to support potential future human clinical trials.

OncoCyte was organized during the fourth quarter of 2009 and received $4,000,000 of initial capital. During 2010, we hired scientists and support staff to work on OncoCyte’s research and development projects.  We believe that OncoCyte has sufficient capital to carry out its research and development plan during 2011.  We may provide additional financing for OncoCyte, or obtain financing from third parties, based on our evaluation of progress made in its research and development program, any changes to or the expansion of the scope and focus of its research, and our projection of future costs.

Dr. Joseph Wagner, Cell Targeting’s President and Chief Technology Officer, will become the Chief Executive Officer of OncoCyte.  Dr. Wagner served as the Chief Technology Officer and Vice President of Research and Development at Cell Targeting, Inc. for two years.  He was responsible for all corporate functions including all research and development, finance and corporate development.  Prior to joining Cell Targeting, Dr. Wagner held positions of increasing responsibility at Neuronyx, Inc. including Vice President of Cellular Therapy.  In that role, he was instrumental in filing the first Investigational New Drug application for an early stage cell therapy company.  Dr. Wagner was also an Associate Professor at the Karolinska Institute, where his research focused on molecular and cellular approaches to brain development and regeneration.  Dr. Wagner received his Ph.D. in Pharmacology from Duke University.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated January 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: January 28, 2011	By:	/s/ Robert W. Peabody
Robert W. Peabody, Senior Vice President, Chief Operating Officer and
Chief Financial Officer

Exhibit Number	Description
99.1	Press release dated January 28, 2011

4